Exhibit 99.1

                                  NEWS RELEASE

For more information:

Sweetheart Holdings Inc.
Hans H. Heinsen
Chief Financial Officer
410-363-1111

                        SWEETHEART HOLDINGS INC. REPORTS
          RESULTS FOR THE FIRST FISCAL QUARTER ENDED DECEMBER 28, 2003

OWINGS MILLS, MD -February 1, 2004 --- Sweetheart Holdings Inc. today released financial results for the first fiscal quarter ended December 28, 2003.

Net sales increased $1.2 million, or 0.4%, to $321.5 million for the thirteen weeks ended December 28, 2003 compared to $320.3 million for the thirteen weeks ended December 29, 2002, reflecting an increase in average net selling prices, which was partially offset by lower sales volume.

The Company reported net income for the thirteen weeks ended December 28, 2003 of $0.7 million compared to net income of $1.4 million for the thirteen weeks ended December 29, 2002. Included in this year's results is a non-cash pre tax loss on debt extinguishment of $2.4 million.

The Company is one of the largest converters and marketers of a broad line of disposable food service products serving the North American institutional and consumer markets.

                            Sweetheart Holdings Inc.
                             Statement of Operations

                                                         For the Thirteen    For the Thirteen
                                                           weeks ended         weeks ended
                                                           December 28,        December 29,
                                                              2003                2002
                                                         ----------------    ----------------
                                                                   ($ in thousands)
Net sales                                                   $  321,561          $  320,345
Cost of sales                                                  279,859             284,477
                                                            -----------         -----------

         Gross profit                                           41,702              35,868

Selling, general and administrative expenses                    28,981              26,196
Other income, net                                               (1,270)             (2,195)
                                                            -----------         -----------

         Operating income                                       13,991              11,867

Interest expense, net of interest income                        10,380               9,464
Loss on debt extinguishment                                      2,354                   -
                                                            -----------         -----------

         Income before income tax and minority interest          1,257               2,403

Income tax expense                                                 502                 961
Minority interest in subsidiary                                     39                  14
                                                            -----------         -----------

         Net income                                         $      716          $    1,428
                                                            ===========         ===========

Depreciation and amortization (1)                           $    6,470          $    6,769
                                                            ==========          ===========

(1) Excludes amortization of deferred financing fees.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.